UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/28/2007

InterSearch Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51776

Florida	59-3234205
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

222 Kearny Street, Suite 550
San Francisco, CA 94108
(Address of principal executive offices, including zip code)

(415) 962-9700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 22, 2007, InterSearch Group, Inc. (the "Company"), entered into Employment Agreements with Daniel M. O'Donnell, the Company's President and Chief Executive Officer and Gary W. Bogatay Jr., the Company's Chief Financial Officer (the "Executive Employment Agreements"). In each case, the Executive Employment Agreements supersede prior employment agreements between the Company and each of Mr. O'Donnell and Mr. Bogatay.

The material compensatory terms of Mr. O'Donnell's Executive Employment Agreement include the following: (i) an annual base salary of $275,000, retroactive to January 1, 2007, which may be increased, but not decreased at the discretion of the Company's Board of Directors (the "Board"), based upon Mr. O'Donnell's performance and any other factors the Board deems relevant; (ii) eligibility to participate in and receive payments from bonus and other incentive compensation plans as may be adopted by the Company; and (iii) eligibility to receive other employee benefits available generally to employees of the Company, including, reimbursement for reasonable business expenses, vacation time and the right to participate in certain insurance and other employee benefit plans. Mr. O'Donnell acknowledged his obligations under the terms and conditions of the Company's Employee Proprietary Information and Invention Assignment Agreement ("Proprietary Information Agreement"), including, without limitation, obligations with respect to confidential and proprietary information, assignment of inventions, treatment of Company property and non-solicitation. Pursuant to the terms of his Executive Employment Agreement, Mr. O'Donnell is also entitled to certain benefits upon his termination from the Company, including: (i) in the event of a termination without cause, by death or by disability (at the discretion of the Company): (A) payment of an amount equal to the total cash compensation, including annual base salary and all cash bonuses paid to Mr. O'Donnell for services performed during the last completed fiscal year preceding his termination; (B) continuation of benefits for approximately twelve calendar months following termination, for which Mr. O'Donnell is eligible and receiving on the date of his termination; and (C) accelerated vesting of all unvested stock options and any other equity awards, or (ii) in the event of termination for cause, the cash equivalent of two weeks annual base salary. Mr. O'Donnell is also subject to a market stand-off provision, applicable in connection with an underwritten initial public offering by the Company.

The material compensatory terms of Mr. Bogatay's Executive Employment Agreement include the following: (i) an annual base salary of $200,000, retroactive to January 1, 2007, which may be increased, but not decreased, at the discretion of the Company's Board, based upon Mr. Bogatay's performance and any other factors the Board deems relevant; (ii) eligibility to participate in and receive payments from bonus and other incentive compensation plans as may be adopted by the Company; (iii) an option to purchase 250,000 shares of common stock of the Company issued in accordance with the terms of the Company's 2005 Equity Incentive Plan, which option is subject to the Company's standard four-year vesting schedule; and (iv) eligibility to receive other employee benefits available generally to employees of the Company, including, reimbursement for reasonable business expenses, vacation time and the right to participate in certain insurance and other employee benefit plans. Mr. Bogatay acknowledged his obligations under the terms and conditions of the Company's Proprietary Information Agreement, including, without limitation, obligations with respect to confidential and proprietary information, assignment of inventions, treatment of Company property and non-solicitation. Pursuant to the terms of his Executive Employment Agreement, Mr. Bogatay is also entitled to certain benefits upon his termination from the Company, including: (i) in the event of a termination without cause, by death or by disability (at the discretion of the Company): (A) payment of an amount equal to the total cash compensation, including annual base salary and all cash bonuses paid to Mr. Bogatay for services performed during the last completed fiscal year preceding his termination; (B) continuation of benefits, for approximately twelve calendar months following termination, for which Mr. Bogatay is eligible and receiving on the date of his termination; and (C) accelerated vesting of all unvested stock options and any other equity awards, or (ii) in the event of termination for cause, the cash equivalent of two weeks annual base salary. Mr. Bogatay is also subject to a market stand-off provision, applicable in connection with an underwritten initial public offering by the Company.

The descriptions of the above-referenced Executive Employment Agreements are qualified in their entirety by reference to the complete text of the documents.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InterSearch Group, Inc.

Date: February 28, 2007	By:	/s/ Gary W. Bogatay, Jr.
Gary W. Bogatay, Jr.
Chief Financial Officer